Form 10-K, Exhibit 13
period 1996-03-31
DOCUMENT SCIENCES CORP
filed 1997-03-25
CIK 1016831

                                                                   Exhibit 13.1

SELECTED FINANCIAL DATA

YEAR ENDED DECEMBER 31, 1996                1992    1993    1994     1995     1996
(IN THOUSANDS, EXCEPT PER SHARE DATA)

STATEMENT OF INCOME
====================================================================================
NET REVENUES                              $1,567   $3,491  $7,171   $10,512  $15,319
------------------------------------------------------------------------------------
INCOME (LOSS) FROM OPERATIONS               (268)     720   1,354     1,685    1,665
------------------------------------------------------------------------------------
NET INCOME (LOSS)                           (174)     413     712     1,052    1,361
------------------------------------------------------------------------------------
NET INCOME (LOSS) PER SHARE                 (.02)     .06     .09       .13      .14
------------------------------------------------------------------------------------
SHARES USED IN PER SHARE CALCULATIONS     $7,290    7,290   8,256     8,292    9,491
====================================================================================

BALANCE SHEET
====================================================================================
WORKING CAPITAL (DEFICIT)                 $ (319)  $   84  $  537   $ 1,353  $25,807
------------------------------------------------------------------------------------
TOTAL ASSETS                                 744    1,805   4,209     6,289   32,322
------------------------------------------------------------------------------------
LONG TERM LIABILITIES                         10       18      20        99      116
------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY (DEFICIT)              (388)    (308)     71       856   26,910
====================================================================================


STOCKHOLDER INFORMATION

STOCK LISTING
The Company's common stock is quoted on the Nasdaq National Market System, symbol: DOCX.
The following table sets forth, for the periods indicated, the range of high and low sales prices since the Company completed its initial public offering on September 20, 1996:

                                High            Low
September 20, 1996 through    $14.50          $12.00
  September 30, 1996
Fourth quarter ended          $16.38          $ 9.50
  December 31, 1996